EXHIBIT 21.1

LIST OF SUBSIDIARIES

Win Gaming Media, Inc. (DE) - Incorporated in the State of Delaware, U.S.A.

Win Gaming Media (Israel) Ltd. - Incorporated in the State of Israel

Gaming Ventures PLC - Incorporated in the Isle of Man

WGM Services Ltd. - Incorporated in Cyprus

B Option Ltd. – Incorporated in the State of Israel